MADSEN & ASSOCIATES CPA'S, INC.
684 EAST VINE STREET #3
MURRAY, UT 84107

September 10, 2010

United States Securities and Exchange Commission
450 Fifth Street, N. W.
Washington D.C. 20549

Re: Avalon Holding Group, Inc. (the Company)

Dear Sirs/Madams:

The undersigned Madsen & Associates CPA's, Inc. previously acted as independent accountants to audit the financial statements of Avalon Holding Group, Inc. We are no longer acting as independent accountants to the Company.

This letter will confirm that we have read Avalon Holding Group, Inc.'s statements included under Item 4 of its Form 8-K dated on or about September 10, 2010, and we agree with such statements as they relate to us.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly,

Madsen & Associates CPA's, Inc.

Madsen & Associates CPA's, Inc.